For the annual period ended 2/29/04
File number 811-09805


	SUB-ITEM 77-0
	EXHIBITS

	Transactions Effected Pursuant to Rule 10f-3

Mid-Cap Value Fund

1.	Name of Issuer
Petco Animal Supplies Co.

2.	Date of Purchase
5/22/03

3.	Number of Securities Purchased
3,175

4.	Dollar Amount of Purchase
$62,388.75

5.	Price Per Unit
$19.65

6.	Name(s) of Underwriter(s) or Dealer(s)
From whom purchased
Morgan Stanley Co., Inc.

7.	Other Members of the Underwriting Syndicate

Goldman, Sachs & Co.






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